Exhibit 10.16

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT is made and effective as of April 1, 2010, (the “Effective Date”) among Interface Security Systems, L.L.C. (the “Company”), SunTx Capital Management Corp. (“SunTx”).

WHEREAS, SunTx is willing to provide certain management services to the Company, and the Company desires to retain SunTx to provide such management services to the Company.

NOW, THEREFORE, in consideration of the mutual agreements set forth below, the parties hereto agree as follows:

1.                                      Services.                                              SunTx shall furnish the following management services (the “Services”) to the Company:

(a)                                 advice and administrative support in the review and development of the Company’s business strategies and policies, including the review and development of growth and acquisition opportunities;

(b)                                 advice and administrative support in the management of the Company’s credit facilities and other major contractual relationships;

(c)                                  assistance with financial modeling, annual budgeting, and forecasting;

(d)                                 review of industry trends and major developments; and

(e)                                  analysis of best industry practice in business promotion, business development and employee and customer relations.

2.                                      Management Fees.

(a)  The Company will pay SunTx, on a monthly basis, SunTx’s customary fees for rendering the Services (including, without limitation, all payroll costs of SunTx’s management and employees engaged in rendering the Services, including salaries, bonuses and benefits) all as set forth in a statement delivered to the Company from time to time by SunTx.  It is anticipated that such fees shall not exceed $500,000 in the aggregate on an annual basis during the term of this Agreement, provided, however, the annual aggregate fees may exceed this amount if SunTx renders a greater than anticipated level of Services to the Company.

(b)                                 In addition to the Management Fee, in connection with any future acquisitions, dispositions or debt or equity financings by the Company or any of its affiliates, the Company, will pay SunTx a fee which shall not exceed an amount equal to 2% of the total enterprise value involved in such transaction (the “Equity Fee”).  However, SunTx at its sole discretion, may waive the Equity Fee, without impacting the right to future Equity Fees or other terms of this Agreement.  For purposes of this Section 2(b), “total enterprise value” shall be determined by the Board of Directors of the Company in good faith.

(c)  The Company may from time to time or for an extended period solicit the direct assistance of certain employees at SunTx Management (“Management Employees”) to provide duties and Services for the benefit of the Company, its shareholders, or the Company’s Board of Directors.  In consideration for such direct assistance, the Company will directly compensate the respective Management Employees based upon market rates commensurate with such Management Employees’ experience level.  Such consideration will be subject to the approval of the Company’s Board of Directors.  Any consideration received will be subject to applicable state and federal income taxes, however, will exclude any other employer benefits offered by the Company (including health insurance and participation in any Company 401K plan).

(d)  The Company will also reimburse SunTx for all out-of-pocket expenses and payroll costs of in-house legal counsel incurred by SunTx in connection with the Services and will pay all local, state and federal taxes resulting from its purchase or use of the Services.

3.                                      Term.  The term of this Agreement shall be ten (10) years from the Effective Date; provided, however, that SunTx may terminate its obligations to provide the Services upon 90 days’ prior written notice to the Company.

4.                                      Assignment.  This Agreement and any rights and obligations hereunder shall not be assignable or transferable by SunTx, other than to an affiliate of SunTx, without the prior written consent of the Company, or by the Company to any other person or entity at any time.

5.                                      Indemnification.   The Company shall indemnify and hold harmless SunTx, their affiliates, Management Employees, and their respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees (SunTx, their affiliates, Management Employees and such other specified persons being collectively referred to as “Indemnified Persons” and individually as an “Indemnified Person”) from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including those arising out of an Indemnified Person’s negligence and fees and disbursements of the respective Indemnified Person’s counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company’s consent or in conformity with the Company’s instructions or the Company’s actions or omissions or (B) are otherwise related to or arise out of SunTx’s engagement hereunder, and will reimburse each Indemnified Person for all costs, expenses, including fees of any Indemnified Person’s counsel, as they are incurred, in connection with investigating, preparing for, defending, or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with SunTx’s acting pursuant to its engagement hereunder, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom.  The Company, however, will not be responsible for any claims, liabilities, losses, damages or expenses pursuant to clause (B) of the proceeding sentence that have resulted primarily from the bad faith, gross negligence or willful misconduct of SunTx.  The Company also agrees that neither SunTx nor any other Indemnified Person shall have any liability to the Company for or in connection with SunTx’s engagement hereunder, except for any such liability for claims, liabilities, losses, damages, or expenses incurred by the Company that have resulted primarily from SunTx’s own bad faith, gross negligence or willful misconduct.  The Company further agrees that they will not, without the prior written consent of SunTx, settle or compromise or consent to the entry of any judgment in a any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of SunTx and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.  The Company hereby acknowledges that the foregoing indemnity shall be applicable to all claims, liabilities, losses, damages or expenses that have resulted from or are alleged to have resulted from the active or passive or the sole, joint or concurrent ordinary negligence of SunTx or any other Indemnified Person.

The foregoing right to indemnity shall be in addition to any rights that SunTx and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of this Agreement.  The Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim is subject to this Agreement is brought against SunTx or any other Indemnified Person.

It is understood that SunTx and certain other Indemnified Persons may also be engaged to act for the Company in one or more additional capacities, and that the terms of any such additional engagements may be embodied in one or more separate written agreements.  This indemnification shall apply to SunTx’s engagement hereunder, as well as to any additional engagement(s) (whether written or oral) and any modification of such engagement or additional engagement(s), and shall remain in full force and effect following the completion or termination of such engagement or additional engagement(s).

6.                                      Independent Contractor.  The Company and SunTx agree and acknowledge that SunTx shall perform the Services as an independent contractor, retaining control over and responsibility for its own operations and personnel.  Neither SunTx nor its employees shall be considered employees or agents of the Company as a result of this Agreement or the Services provided hereunder.

7.                                      Governing Law.   This Agreement shall be construed and administered and the validity hereof shall be determined in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules.

IN WITNESS WHEREOF, the parties hereto have executed this Management Services Agreement as of the date first written above.

Interface Security Systems, L.L.C.

By:	/s/ Kenneth Obermeyer
Printed Name: Kenneth Obermeyer
Title:	Chief Financial Officer

SUNTX CAPITAL MANAGEMENT CORP.

By:	/s/ Craig J. Jennings
Craig J. Jennings
Vice President and CFO

[Signature Page — Management Services Agreement]